Exhibit 99.1

Press Release For immediate release
Invesco Commercial Real Estate Finance Trust, Inc. (“INCREF”) Announces Three Loan Originations Totaling $231.5 Million Contact: Jamie Braverman, jamie.braverman@invesco.com, 212-278-9630

DALLAS, December 19, 2023 – Invesco Commercial Real Estate Finance Trust, Inc. (“INCREF”), a non-listed, perpetual life real estate investment trust (REIT) focused on private credit secured by real estate, announced today that it has closed three loan transactions in Q4 2023, totaling $231.5 million to industrial and multifamily properties located in well-positioned submarkets. These transactions increase INCREF’s aggregate loan originations to approximately $648.9 million.

The three loan originations demonstrate Invesco Real Estate’s primary focus on building a core-plus credit portfolio allocated towards its “highest conviction ideas” across the commercial real estate universe.

“We are pleased to scale the portfolio with newly originated loans that fit within our portfolio composition secured by assets in our targeted sectors at reduced valuations in line with today’s market environment,” said Bert Crouch, Chief Executive Officer for INCREF. “These new investments also evidence our ability to take full advantage of the current market’s financing gap and elevated interest rate environment.”

“We are deeply appreciative of our longstanding borrower relationships, with whom we are actively scaling the portfolio,” said Charlie Rose, President for INCREF. “Our focus on sponsor-driven and relationship-based lending continues to guide our approach to this business. These three loans are representative of a much broader opportunity set that we are identifying in this current market environment.”

INCREF originated one loan totaling $93.0 million within the industrial sector and two loans totaling $138.5 million within the multifamily sector.

Industrial

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$93 million floating-rate senior loan to facilitate the acquisition and lease-up of a newly built, Class-A logistics center spanning 1.2 million square feet across three buildings in Atlanta, GA. This submarket is within 60 miles of the Appalachian Regional Port and Hartsfield Jackson International Airport, proximate to major trucking arteries and is supported by strong demographics with a population growth of 53% since 2000.

Multifamily

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$70 million floating-rate senior loan for the acquisition and renovation of a 398-unit Class-A, garden-style apartment community located in the Plano submarket of Dallas-Fort Worth, TX. The property is located within a 2.5-mile radius of the seventh best school district in Texas.

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$68.5 million floating-rate, cash-neutral refinance loan secured by a 1984-vintage, 2023-renovated, garden-style multifamily property comprised of nineteen buildings in the Kirkland submarket of Seattle, WA. The property is centrally located to employment nodes and an assortment of retail, dining and entertainment.

About INCREF

Invesco Commercial Real Estate Finance Trust, Inc. is a monthly net asset value (NAV) non-listed real estate investment trust that will originate, acquire, and manage a portfolio of loans secured by commercial real estate (and similar investments) primarily located in North America. INCREF is managed by Invesco Advisers, Inc. (the “Adviser”), a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. This does not constitute an offer or solicitation to buy or sell any securities. An offering can only be made by the applicable offering memorandum.

About Invesco Real Estate

Invesco Real Estate is a global leader in the real estate investment management business with $88.9 billion in real estate assets under management, 586 employees and 21 regional offices across the U.S., Europe and Asia as of June 30, 2023. Invesco Real Estate invests across the risk return spectrum, from core to opportunistic; in equity and debt; listed and direct; locally and globally. Invesco Ltd. is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; http://www.invesco.com.

About Invesco Ltd.

Invesco Ltd. (Ticker NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive, and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.49 trillion in assets on behalf of clients worldwide as of September 30, 2023. For more information, visit www.invesco.com.